Exhibit 5.1

Intelsat Intermediate Holding Company, Ltd. Intelsat, Ltd. 90 Pitts Bay Road Pembroke HM 08 Bermuda	e-mail: adfagundo@applebyglobal.com direct dial: Tel 441 298 3549 Fax 441 298 3461 your ref: appleby ref: ADF/fm/130535.6

31 July 2006

Dear Sirs

Intelsat Intermediate Holding Company, Ltd. (the “Company”), Intelsat, Ltd. (the “Co-Obligor” and together with the Company, the “Issuers”) and Intelsat (Bermuda), Ltd. (the “Guarantor”)

The Issuers have requested that we provide this opinion in connection with the registration of up to US$478,700,000 of 9 1/4% Senior Discount Notes due 2015 (the “New Notes”) and the guarantee related thereto (the “New Guarantee”) of the Guarantor, such New Notes to be issued in exchange for an equal principal amount of the Issuers’ outstanding 9 1/4% Senior Discount Notes due 2015 (the “Existing Notes”) pursuant to the terms of the Indenture, the Registration Rights Agreement, the Offering Memorandum and the Registration Statement.

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the “Documents”), together with such other documentation, as we have considered requisite to this opinion.

Assumptions

In stating our opinion we have assumed:

(a)	the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(b)	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents (other than the Company, the Co-Obligor and the Guarantor);

(e)	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(f)	that the Indenture and the Registration Rights Agreement constitute the legal, valid and binding obligations of each of the parties thereto, under the laws of its jurisdiction of incorporation or its jurisdiction of formation and any exchange of the New Notes for the Existing Notes shall be effected in accordance with the terms thereof;

(g)	that the Indenture and the Registration Rights Agreement constitute legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with its terms, under the laws of the State of New York by which they are expressed to be governed and are in the proper legal form to be admissible in evidence and enforced in the courts of the State of New York and in accordance with the laws of the State of New York;

(h)	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have any implication in relation to the opinions expressed herein;

(i)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions adopted by all of the Directors of the Company, the Co-Obligor or the Guarantor respectively as unanimous written resolutions of the Board or by the Board of Directors of each of the Company, the Co-Obligor and the Guarantor respectively, in duly convened meetings at which a quorum was present and voting throughout and that there is no matter affecting the authority of the Directors of the Company and the Co-Obligor to issue the New Notes, or the Directors of the Guarantor to grant the New Guarantee not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(j)	that each of the other parties to the Registration Rights Agreement the Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Assignment and Assumption Agreement has no express or constructive knowledge of any circumstance whereby any Director of the Company, the Co-Obligor and the Guarantor as applicable when the Board of Directors of the Company, the Co-Obligor, or the Guarantor as applicable adopted the Resolutions, failed to discharge his fiduciary duty owed to the Company, the Co-Obligor or the Guarantor as applicable and to act honestly and in good faith with a view to the best interests of the Company, the Co-Obligor or the Guarantor as applicable;

(k)	that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Company Search been materially altered; and

(l)	that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Litigation Search been materially altered.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

1.	Each of the Company, the Co-Obligor and the Guarantor is duly incorporated and existing under the laws of Bermuda and is in good standing under the laws of Bermuda.

2.	Each of the Company and the Co-Obligor has taken all corporate action required to authorise the execution, delivery and performance of the New Notes.

3.	The Guarantor has taken all corporate action required to authorise its execution, delivery and performance of the New Guarantee.

4.	When issued, upon conversion of the Existing Notes pursuant to and in accordance with terms of the Indenture, the Registration Rights Agreement, the Offering Memorandum and the Registration Statement, the New Notes will be validly issued, and the New Notes and the New Guarantee will constitute valid and binding obligations of the Company, the Co-Obligor and the Guarantor, respectively.

Reservations

We have the following reservations:

(a)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(b)	Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

(i)

details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

(ii)	details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

(iii)	whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

(iv)	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

(v)	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Act.

Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda (“overseas companies”) over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.

(c)	In order to issue this opinion we have carried out the Company Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date and time of such search.

(d)	In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date and time of such search.

Disclosure

This opinion has been prepared for your use in connection with the Registration Statement. For this purpose, we hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended. Further, this opinion speaks as of its date.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

APPLEBY SPURLING HUNTER

SCHEDULE

1.	A copy of the executed Indenture dated as of 11 February 2005 among Zeus Special Subsidiary Limited, as Issuer, Intelsat, Ltd., as Co-Obligor and Wells Fargo Bank, National Association, as Trustee (“Wells Fargo”), as amended by the Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture (the “Indenture”).

2.	A copy of the executed supplemental indenture dated as of 3 March 2005 among Intelsat, Ltd., as Co-Obligor, Intelsat (Bermuda), Ltd., as Successor and Wells Fargo, as Trustee (the “Supplemental Indenture”).

3.	A copy of the executed second supplemental indenture dated as of 3 July 2006 among Intelsat (Bermuda), Ltd., as Issuer, Intelsat Intermediate Holding Company, Ltd., as Successor, Intelsat, Ltd., as Co-Obligor and Wells Fargo, as Trustee (the “Second Supplemental Indenture”).

4.	A copy of the executed third supplemental indenture dated as of 3 July 2006 among Intelsat (Bermuda), Ltd., as New Guarantor, Intelsat Intermediate Holding Company, Ltd., as Issuer, Intelsat, Ltd., as Co-Obligor and Wells Fargo, as Trustee (the “Third Supplemental Indenture”).

5.	A copy of the executed Assignment and Assumption Agreement made as of 3 July 2006 by and among Intelsat (Bermuda), Ltd., as Transferor and Intelsat Intermediate Holding Company, Ltd., as Transferee.

6.	A copy of the executed Registration Rights Agreement dated as of 11 February 2005, among Zeus Special Subsidiary Limited, Intelsat, Ltd. and Deutsche Bank Securities Inc. (the “Registration Rights Agreement”).

7.	A copy of the Offering Memorandum, issued by Zeus Special Subsidiary Limited dated 3 February 2005 issued in connection with the offering of the Existing Notes (the “Offering Memorandum”).

8.	A copy of the Registration Statement on Form S-4 to be issued by the Company in connection with the issue of the New Notes and the New Guarantee, as received from Eric Boone at Milbank on 24 July 2006 at 8:04 pm (Bermuda time) (the “Registration Statement”).

9.	A copy of the form of the New Notes as set out in Exhibit B to the Indenture.

10.	A copy of the unanimous written resolutions of the Board of Directors of Zeus Special Subsidiary Limited adopted 10 February 2005.

11.	A copy of an extract of the minutes of meetings of the Board of Directors of Intelsat Intermediate Holding Company, Ltd. held on 29 June 2006 and 16 June 2006.

12.	A copy of the unanimous written resolutions of the Board of Directors of Intelsat, Ltd. adopted 10 February 2005 and a copy of an extract of the minutes of meetings of the Board of Directors of Intelsat, Ltd. held on 2 March 2005 and 29 June 2006.

13.	A copy of an extract of the minutes of meetings of the Board of Directors of Intelsat (Bermuda) Ltd. held on 29 June 2006, 16 June 2006 and 2 March 2005.

(items 10,11, 12 and 13 are collectively referred to as the “Resolutions”)

14.	Copies of the Certificate of Incorporation, Memorandum of Association and Bye-laws of each of Intelsat Intermediate Holding Company, Ltd., Intelsat, Ltd. and Intelsat (Bermuda), Ltd., Certificate of Amalgamation in relation to Intelsat Ltd. and Certificate of Amalgamation in relation to Intelsat (Bermuda) Ltd. (the “Constitutional Documents”).

15.	The entries and filings shown in respect of Intelsat Intermediate Holding Company, Ltd., on the file of that company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 31 July 2006 at 9:39 am (Bermuda time).

16.	The entries and filings shown in respect of Intelsat (Bermuda), Ltd. on the file of that company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 31 July 2006 at 9:36 am (Bermuda time).

17.	The entries and filings shown in respect of Intelsat, Ltd. on the file of that company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 31 July 2006 at 9:33 am (Bermuda time).

(items 15,16 and 17 are collectively referred to as the “Company Searches”)

18.	The entries and filings shown in respect of each of Intelsat Intermediate Holding Company, Ltd., Intelsat (Bermuda), Ltd, and Intelsat, Ltd. in the

Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 31 July 2006 at 9:47 a.m. (Bermuda time) (the “Litigation Search”).

19.	A copy of the Direction dated 9 February 2005 as issued by the Registrar of Companies for the Minister of Finance.

20.	A copy of the letters of permission given by the Bermuda Monetary Authority dated 9 February 2005 and 3 February 2006.

21.	A Certificate of Compliance issued by the Registrar of Companies dated 31 July 2006, for each of Intelsat (Bermuda), Ltd., Intelsat, Ltd. and Intelsat Intermediate Holding Company, Ltd.